Exhibit 5.1

Barry D. Szaferman Jeffrey P. Blumstein Steven Blader Brian G. Paul+ Craig J. Hubert++ Michael R. Paglione* Lionel J. Frank** Jeffrey K. Epstein+ Stuart A. Tucker	Of Counsel Stephen Skillman Linda R. Feinberg Anthony J. Parrillo Paul T. Koenig, Jr. Robert A. Gladstone Janine Danks Fox* Richard A. Catalina Jr.*† Eric M. Stein**
Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511	Scott P. Borsack*** Daniel S. Sweetser* Robert E. Lytle Janine G. Bauer*** Daniel J. Graziano Jr. Nathan M. Edelstein** Bruce M. Sattin*** Gregg E. Jaclin**	E. Elizabeth Sweetser

Robert G. Stevens Jr.**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Chimbangu

Bella Zaslavsky**

Kathleen O’Brien

Steven A. Lipstein**

Yarona Y. Liang#

Brian A. Heyesey

Justin R. Calta

John O’Leary

+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

November 26, 2014

MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to MagneGas Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (including the Prospectus that is a part thereof) (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,086,552 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), which shares of Common Stock (the “Shares”) are being registered for the respective accounts of the persons identified in the Registration Statement as the selling stockholders (the “Selling Stockholders”). The Shares are to be issued upon the conversion of shares of Series D-2 Convertible Preferred Stock of the Company (the “Preferred Stock”) and upon the exercise of warrants to purchase Common Stock of the Company (the “Warrants”), in each case issued to the Selling Stockholders pursuant to those certain securities purchase agreements, dated March 24, 2014 and October 21, 2014 (the “Purchase Agreements”) and those certain placement agency agreements, dated March 24, 2014 and October 21, 2014 (the “Placement Agency Agreements”) by and among the Company and a Selling Stockholder.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined the documents identified on Exhibit A attached hereto and incorporated herein and such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we determined to be appropriate (collectively, the “Documents”). In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

November 26, 2014 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, upon the due execution, issuance and delivery of certificates representing the Shares (or, if uncertificated, the making of valid book-entry notations in the stock register of the Company) and payment for the Shares in the manner contemplated by the Registration Statement and the Purchase Agreements, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware and the federal laws of the United States. This opinion opines upon Delaware law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder

Very truly yours,

SZAFERMAN, LAKIND,
BLUMSTEIN & BLADER, P.C

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm

November 26, 2014 Page 2

EXHIBIT A

Documents Reviewed

1.	Registration Statement (including the Prospectus that is a part thereof);

2.	Placement Agency Agreement dated March 24, 2014, by and between the Company and Northland Securities, Inc., as placement agent executed in connection with the private placement of Common Stock, Preferred Stock, and Warrants;

3.	Placement Agency Agreement dated October 21, 2014, by and between the Company and Northland Securities, Inc., as placement agent executed in connection with the private placement of Common Stock, Preferred Stock and Warrants;

4.	Securities Purchase Agreement, dated March 24, 2014, by and among the Company and each purchaser identified on the signature pages thereto;

5.	Securities Purchase Agreement, dated October 21, 2014, by and among the Company and each purchaser identified on the signature pages thereto;

6.	Representation Letter of the Company dated November 26, 2014, together with the exhibits referenced therein and attached thereto;

7.	Certificate of Good Standing dated November 24, 2014 issued by the Secretary of State of the State of Delaware;

8.	Certificate of Good Standing dated November 24, 2014 issued by the Secretary of State of the State of Florida;